Exhibit 99.1

Brand Neue Corp. Announces Exclusive Agreement to Distribute Advanced 'Green' LED Lighting Products & Systems in North America

BENTONVILLE, ARKANSAS, Jun. 8, 2010 (Marketwire) — Brand Neue Corp. (OTCBB:BRNZ) ("Brand Neue" or the "Company") today announced the execution of an agreement (the "Agreement") to become the exclusive distributor of Luma Vue, Inc. ("Luma Vue") advanced LED lighting products and lighting systems in North America.

Under the terms of the Agreement, Brand Neue will act as sole North American retail and commercial distributor for all highly energy-efficient Luma Vue products including LED frames, panels, tubes, refrigeration and warehouse lighting, billboard lighting, street and parking lighting, signs and a comprehensive range of indoor and outdoor lighting bulbs, tubes and green lighting solutions.

The signing is strategic for the Company, as American consumers and retailers prepare for the US government legislated transition away, beginning in 2012, from energy-inefficient incandescent bulbs, and toward energy-efficient forms of lighting. Several other countries plus the European Union have followed suit, and further legislation is expected. National retailers have already implemented policy changes regarding lighting buying, and the percentage of shelf space attributed to LED lighting and lighting products has increased dramatically in recent months.

On average, LED lights operate at approximately 80-percent efficiency; that is they convert about 80-percent of electrical energy into light energy, losing the remaining 20-percent to heat. Traditional incandescent light bulbs average 20-percent efficiency, losing up to 80-percent of electrical energy to heat instead of light. Notwithstanding the benefits of reducing ambient heat, the downstream benefits of drastically reduced energy consumption are incalculable.

"Already, Luma Vue products are available in retail stores in the United States. Sales are impressive and distribution is growing. We are supremely confident, not only about our retail sales projections, but about the vast industrial and commercial lighting system opportunities as well," says Brand Neue President, John J. Ryan III.

Under terms of the Agreement, Brand Neue will assume responsibility for all standing purchase orders and active and prospective customer accounts.

About Luma Vue

Luma Vue, Inc. is a US-based advanced LED light manufacturing company specializing in a broad range of 'green' LED light bulbs and tubes, frames, panels, and a range of indoor and outdoor lighting. Luma Vue products are available currently in the United States and enjoy wide consumer appeal.

For more information please contact Brand Neue Investor Relations at 1.866.922.7972 or visit www.brandneue.com.

To receive Company news as it crosses the wire, simply contribute your email address to the News Signup module found on the homepage of the Company website at www.brandneue.com. To request investor or product information, please use the Request Information form on the Brand Neue website. To submit an idea or product for consideration by Brand Neue executives, please use the confidential Innovation Submission form on the Brand Neue website.

About Brand Neue Corp.

Brand Neue Corp. is a product innovation company trading over the counter on the OTC:BB under the symbol BRNZ. Brand Neue executives and advisors have more than 300 years of retail, global sourcing and brand experience and together, are committed to globally sourcing, developing, marketing, licensing and distributing innovative new products to retail, manufacturing and industrial application clients worldwide. For further information, please contact the Brand Neue office at 1.866.922.7972 or visit www.brandneue.com.

Forward Looking Statements

This current report contains "forward-looking statements", as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this current report, which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainty of financial estimates and sales projections, industry trends, the competitive and regulatory environment for start up companies, stock market conditions, unforeseen technical difficulties and our ongoing ability to operate a business and obtain financing. These forward-looking statements are made as of the date of this press release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Although we believe that our beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurances that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in the Company's annual report on Form 10-K, quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission pursuant to the Securities Exchange Act.

Source: Marketwire Canada (June 8, 2010 - 10:08 AM EDT)

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